EXHIBIT 10.2

AGREEMENT

This AGREEMENT (the “Agreement”) is entered into effective as of January 25, 2007 (the “Effective Date”), by and between FreightCar America, Inc., a Delaware corporation (the “Company”), and Kevin P. Bagby (the “Executive”).

WHEREAS the Board of Directors of the Company has approved the payment of a Retention Bonus (as hereinafter defined) to the Executive in consideration of the Executive’s continued employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Retention Bonus. The Company shall award the Executive five thousand (5,000) shares of Restricted Stock (the “Retention Bonus”) under the FreightCar America, Inc. 2005 Long Term Incentive Plan (the “Plan”) subject to the terms and conditions set forth in this Agreement and the terms and conditions of the Plan. The Participant’s Restricted Shares will become fully vested on April 30, 2008 (the “Retention Date”), provided the Participant remains in the continuous employ of the Company through the Retention Date.

2. Reimbursements and Perquisites. The Company shall maintain its current policies and procedures applicable to the Executive’s expense reimbursements and perquisites until the Retention Date.

3. Early Termination.

(a) If the Company terminates the Executive’s employment without Cause (as defined below) prior to the Retention Date, the Company shall pay the Executive the Retention Bonus on the effective date of such termination.

(b) If the Executive terminates his employment for Good Reason (as defined below) prior to the Retention Date, the Company shall pay the Executive the Retention Bonus on the effective date of such termination.

(c) If the Company terminates the Executive’s employment for Cause prior to the Retention Date, the Executive shall receive no payment under this Agreement.

(d) If the Executive voluntarily terminates employment prior to the Retention Date, the Executive shall receive no payment under this Agreement.

(e) For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the Executive’s (i) willful and continued failure substantially to perform his material duties with Company (other than due to disability), or the commission of any activities constituting a material violation or material breach of any federal, state or local law or regulation applicable to the activities of Company, in each case, after notice thereof from the Company to the Executive and (where possible) a reasonable opportunity for the Executive to cease and cure such failure, breach or violation in all respects, (ii) fraud, breach of fiduciary duty, dishonesty, misappropriation or other act that causes material damage to the Company’s property or business, (iii) repeated absences from work such that the Executive is unable to perform his employment or other duties in all material respects, other than due to disability or a condition that with the passage of time would become a disability, (iv) admission or conviction of, or plea of nolo contendere to, any crime that, in the reasonable judgment of the Company, adversely affects the Company’s reputation or the Executive’s ability to carry out the obligations of his employment, (v) failure to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Company to the Executive and a reasonable opportunity for the Executive to cure such non-cooperation or, (vi) act or omission by in violation or disregard of the Company’s policies, including but not limited to the harassment and discrimination policies and Standards of Conduct of the Company then in effect, in such a manner as to cause significant loss, damage or injury to the property, reputation or employees of the Company. In addition, the Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(f) For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent, the occurrence of any of the following circumstances, unless such circumstances are fully corrected within 60 days after written notice thereof, the Company: (i) permanently and materially diminishes the Executive’s position, duties, responsibilities, including without limitation reporting responsibilities or (ii) materially reduces the Executive’s overall compensation, including base salary, bonus opportunity and equity award participation.

4. RONA Bonus. If the Executive receives the Retention Bonus under this Agreement and terminates employment with the Company for any reason before December 31, 2008, the Executive’s 2008 RONA bonus payment (or the annual bonus payable under any successor annual bonus plan) will be pro rated for 2008.

5. Miscellaneous.

(a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officers of the Company as maybe specifically designated by the Board. No waiver by either party hereto (the Company on one hand, and the Executive, on the other hand) at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all other agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto respect of the subject matter contained herein is hereby terminated and canceled.

(b) In the event of any dispute or claim relating to or arising out of this Agreement, the Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Chicago, Illinois in accordance with the AAA’s National Rules for the Resolution of Employment Disputes. The Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required to, order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

(c) All payments made to the Executive pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to the Executive for purposes of amounts due to the Executive under this Agreement.

(d) The Executive’s rights to a Retention Bonus are nontransferable other than by will or by the laws of descent and distribution, may not be assigned, pledged, or hypothecated, and are not subject to execution, attachment, or similar process.

(e) The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

FREIGHTCAR AMERICA, INC.

By:	/s/ Camillo M. Santomero, III	/s/ Kevin P. Bagby
	Chairman of the Board of Directors	Kevin P. Bagby